Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated September 26, 2005, relating to the consolidated financial statements of Magellan Petroleum Corporation (the “Company”) appearing in the Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2005 and included in the Company’s previously filed Registration Statement (No. 333-129329) on Form S-4, which are incorporated by reference into this Registration Statement on Form S-4.
We also consent to the reference to us under the heading “Experts” in the Company’s Registration Statement on Form S-4 (No. 333-129329).

/s/ Deloitte & Touche LLP

Hartford, Connecticut
February 22, 2006